EXHIBIT 16.1

May 9, 2003



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We are currently principal accountants for Capital Southwest Corporation and, under the date of April 19, 2002, we reported on the consolidated financial statements of Capital Southwest Corporation as of and for the years ended March 31, 2002 and 2001. On May 2, 2003, we were notified that Capital Southwest Corporation engaged Ernst & Young LLP as its principal accountant for the year ending March 31, 2004 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Capital Southwest Corporation's consolidated financial statements as of and for the year ended March 31, 2003, and the issuance of our report thereon. We have read Capital Southwest Corporation's statements included under Item 4 of its Form 8-K dated May 9, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Capital Southwest Corporation's statement that on April 24, 2003, the Audit Committee of the Board of Directors of the Registrant unanimously voted in favor of the appointment of Ernst & Young LLP to serve as the Registrant's independent accountant for the fiscal year ending March 31, 2004 and we are not in a position to agree or disagree with Capital Southwest Corporation's statement that during the two most recent fiscal years and through May 9, 2003, Ernst & Young LLP was not consulted regarding any of the events described in Item 304(a)(2)(i)-(ii) of Regulation S-K. We are also not in a position to agree or disagree with Capital Southwest Corporation's statement that the report to be issued for March 31, 2003 will most likely contain no adverse opinion or disclaimer of opinion.



Very truly yours,

KPMG LLP